Exhibit 99.1

Chavant Capital Acquisition Corp. Announces Pricing of $80 Million Initial Public Offering

New York, NY – July 19, 2021 – Chavant Capital Acquisition Corp. (the "Company") today announced the pricing of its initial public offering of 8,000,000 units at a price of $10.00 per unit. The units will be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol "CLAYU" beginning on July 20, 2021. Each unit consists of one ordinary share and three-quarters of one redeemable warrant, with each whole warrant exercisable to purchase one ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on NASDAQ under the symbols "CLAY" and "CLAYW," respectively. The offering is expected to close on July 22, 2021, subject to customary closing conditions.

Chavant Capital Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on companies in the advanced manufacturing and advanced materials technology sectors.

Roth Capital Partners and Craig-Hallum Capital Group are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,200,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on July 19, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Roth Capital Partners, 888 San Clemente, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147, or by accessing the SEC’s website, www.sec.gov; or Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, telephone: 612-334-6300 or by email at prospectus@chlm.com.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.